DAVID JONES & ASSOC., P.C.

                                    Law Firm

                                [OBJECT OMITTED]

395 Sawdust, # 2148                                          F  (281)  419-0564
The Woodlands, TX  77380                                     P  (281)  419-0584

              djones@40actlaw.com                    sdrake@40actlaw.com

MARCH 17, 2004

Veracity Funds
9900 Corporate Campus Drive
Suite 3000
Louisville, KY  40223

Dear Trustees:

As counsel to the Veracity Funds (the "Trust"), a statutory business trust organized under the laws of the State of Delaware and operating as a registered open-end management investment company of the series type, I have been asked to render my opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Trust (the "Shares") representing proportionate interests in the Veracity Small-Cap Value Fund, (the "Fund"). The Shares of the Fund are a separate series of the Trust consisting of one class of shares, all as more fully described in the Prospectus and Statement of Additional Information contained in the Trust's Registration Statement on Form N-1A, to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission.

I have examined the Trust's Certificate of Trust, Agreement and Declaration of Trust, By-laws, Prospectus and Statement of Additional Information contained in the Registration Statement, and such other documents, records and certificates as deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Trust.

Further, I give my permission to include this opinion as an exhibit to the Company's Registration Statement on Form N-1A.

Very Truly Yours,


/s/  David D. Jones
--------------------------
DAVID JONES & ASSOC., P.C.